CONFIDENTIAL
March 1, 2017
Elliott Management Corporation
40 West 57th St.
New York, NY 10019
Attention: Jesse Cohn
Ladies and Gentlemen:
Reference is made to that certain letter agreement, dated as of the date hereof (the "NDA"), by and between Elliott Management Corporation ("Elliott") and The Advisory Board Company (the "Company"). Unless otherwise defined herein, capitalized terms shall have the meaning assigned thereto in the NDA.
You agree that, during the Standstill Period (as defined below), unless you shall have been specifically invited in writing by the Board, neither you nor any of your affiliates or other Representatives (acting on behalf of, or in concert with, you or any of your affiliates) will in any manner, directly or indirectly, (i) effect or seek, offer or propose (whether publicly or otherwise and whether or not subject to conditions) to effect, or announce any intention to effect or cause or participate in or in any way knowingly assist, facilitate or encourage any other person to effect or seek, offer or propose (whether publicly or otherwise and whether or not subject to conditions) or announce any intention to effect or cause or participate in: (a) the acquisition of, or obtaining any economic interest in, any right to direct the voting or disposition of, or any other right with respect to, any securities or material assets of the Company or any of its subsidiaries (directly or by means of any Derivative Securities), in each case, whether or not any of the foregoing may be acquired or obtained immediately or only after the passage of time or upon the satisfaction of one or more conditions (whether or not within the control of such party) pursuant to any agreement, arrangement or understanding (whether or not in writing) or otherwise and whether or not any of the foregoing would give rise to "beneficial ownership" (as such term is used in Rule 13d-3 of the Exchange Act), and, in each case, whether or not any of the foregoing is acquired or obtained by means of borrowing of securities, operation of any Derivative Security or otherwise; (b) any tender or exchange offer for securities of the Company or any of its subsidiaries, merger, consolidation, business combination or acquisition or disposition of material assets of the Company or any of its subsidiaries; (c) any recapitalization, restructuring, liquidation, dissolution or other similar extraordinary transaction with respect to the Company or any of its subsidiaries; or (d) any "solicitation" of "proxies" to vote (as such terms are used in Regulation 14A of the Exchange Act) or consents to vote (whether or not related to the election or removal of directors), or initiate, propose, encourage or otherwise solicit stockholders of the Company for the approval of any stockholder proposals with respect to the Company, or otherwise seek to solicit, advise or influence any

                                                                   2445 M Street NW, Washington DC 20037 │ P 202.266.5600 │ F 202.266.5700 │ advisoryboardcompany.com

March 1, 2017

person with respect to the voting of any voting securities of the Company; (ii) deposit any shares of common stock or other voting securities of the Company in a voting trust or subject shares of common stock or other voting securities of the Company to a voting agreement or other agreement or arrangement with respect to the voting of such shares or securities, including, without limitation, lend outside the ordinary course of business any securities of the Company to any person or entity for the purpose of allowing such person or entity to vote such securities in connection with any stockholder vote or consent of the Company; (iii) form, join or in any way participate in a "group" as defined in Section 13(d)(3) of the Exchange Act with any person other than an affiliate of yours with respect to any securities of the Company or otherwise in connection with any of the foregoing; (iv) (a) call or seek to call any meeting of stockholders, including, without limitation, by written consent, or provide to any third party a proxy, consent or requisition to call any meeting of stockholders, (b) seek to have the stockholders authorize or take corporate action by written consent without a meeting, solicit any consents from stockholders or grant any consent or proxy for a consent to any third party seeking to have the stockholders authorize or take corporate action by written consent without a meeting, (c) seek representation on the Board, (d) seek the removal of any member of the Board, (e) conduct a referendum of stockholders or (f) make a request for a stockholder list or other similar Company records; (v) otherwise act, alone or in concert with others, to seek to control or influence the management, Board or policies of the Company or any of its subsidiaries; (vi) publicly disclose any intention, plan or arrangement inconsistent with the foregoing; (vii) direct, knowingly encourage, join, act in concert with or knowingly assist (including, without limitation, providing or assisting in any way in the obtaining of financing for, or acting as a joint or co-bidder for the Company or any of its subsidiaries with) any third party to do any of the foregoing; (viii) take any action that could reasonably be expected to require the Company to make a public announcement regarding the possibility of any of the events described in this paragraph (except with respect to any Schedule 13D Disclosure); or (ix) publicly request the Company or the Board or any of their respective Representatives amend or waive any provision of this paragraph (including this sentence) or for the Board to specifically invite you or any of your Representatives to take any of the actions prohibited by this paragraph. Notwithstanding anything in this paragraph to the contrary, you may make requests (but only privately to the Company and not publicly) for amendments, waivers, consents under or agreement not to enforce this paragraph to allow you to make proposals or offers (but only privately to the Company and not publicly) regarding the transactions contemplated by clause (b) of subparagraph (i) of this paragraph on a negotiated basis, in each case, at any time after a Fundamental Change Event (as defined below). For the purposes of this letter agreement, the term "Derivative Securities" means, with respect to any person, any rights, options or other securities convertible into or exchangeable for securities, bank debt or other obligations or any obligations measured by the price or value of any securities, bank debt or other obligations of such person, including, without limitation, any swaps or other derivative arrangements; the term "Fundamental Change Event" means (i) the Company has entered into a definitive written agreement providing for a merger, consolidation, tender offer, or exchange offer, or other business combination involving the Company as a constituent party that would result in the acquisition of more than 50% of the Company's outstanding equity securities, (ii) the Company has entered into a definitive written agreement providing for a sale of all or substantially all of the Company's assets or (iii) the second business day

                                                              2445 M Street NW, Washington DC 20037 │ P 202.266.5600 │ F 202.266.5700 │ advisoryboardcompany.com

March 1, 2017

following the commencement of a bona fide tender offer or exchange offer by a person other than you or your controlled affiliates for more than 50% of the Company's outstanding equity securities; and the term "Standstill Period" means the period of time beginning on the date hereof and ending on the earliest to occur of (i) the six-month anniversary of the date hereof; provided, however, that the Company may elect to extend such date twice for up to thirty days (provided, that each such election is subject to your consent, such consent not to be unreasonably, withheld or delayed) if the Company delivers written notice to you prior to such six-month anniversary date (as may be extended) that it is continuing in good faith to actively explore strategic alternatives, as announced publicly by the Company on February 6, 2017, (ii) a Fundamental Change Event or the public announcement by the Company of an extraordinary material business combination or similar transaction, (iii) delivery by the Company of written notice to you of the Company's conclusion or termination of its exploration of strategic alternatives, as announced publicly by the Company on February 6, 2017; provided, that, for the avoidance of the doubt, the Company shall provide such written notice to you as promptly as practicable upon such conclusion or termination, and (iv) the public announcement by the Company of its conclusion or termination of its exploration of strategic alternatives, as announced publicly by the Company on February 6, 2017. For the avoidance of doubt, no Schedule 13D Disclosure made in accordance with the terms of the NDA shall be deemed in violation of any provision of this paragraph.
The provisions of paragraphs 15, 16, 17, 18, 19, 21 and 22 of the NDA shall apply to this letter agreement mutatis mutandis. You hereby confirm that you have all requisite power and authority, including any necessary approval by your governing body, to execute and deliver this letter agreement and to perform your obligations hereunder. This letter agreement may be executed in counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same document. If the foregoing accurately sets forth our agreement, please execute this letter agreement where indicated and return a copy to us.
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                                                                 2445 M Street NW, Washington DC 20037 │ P 202.266.5600 │ F 202.266.5700 │ advisoryboardcompany.com

March 1, 2017

Very truly yours,
THE ADVISORY BOARD COMPANY

By:/s/ Evan Farber______________
      Name:   Evan Farber
       Title:     Chief Legal Officer
Address for Notice:
The Advisory Board Company
2445 M Street N.W.
Washington, DC 20037
Attn: Evan Farber, Chief Legal Officer
Tel: (202) 266-5600
Fax: (202) 266-5700
FarberE@advisory.com
AGREED AND ACKNOWLEDGED
(as of the date indicated above):

ELLIOTT MANAGEMENT CORPORATION By: /s/ Elliot Greenberg Name: Elliot Greenberg Title: Vice President
Address for Notice:
Elliott Management Corporation
40 West 57th St.
New York, NY 10019
Attn: Jesse Cohn
Tel: (212) 974-6000

                                                        2445 M Street NW, Washington DC 20037 │ P 202.266.5600 │ F 202.266.5700 │ advisoryboardcompany.com

March 1, 2017

Exhibit A

Common Stock: 2,030,927
Swaps (Cash): 1,300,000

2445 M Street NW, Washington DC 20037 │ P 202.266.5600 │ F 202.266.5700 │ advisoryboardcompany.com